Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES ELECTION OF JIMMIE L. WADE

TO BOARD OF DIRECTORS

TOANO, VA, August 16, 2011 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced the election of Jimmie L. Wade as a Class III director effective September 1, 2011. Mr. Wade fills the vacancy on the Board of Directors left by Richard D. Tadler.

Mr. Wade currently serves as President of Advance Auto Parts, Inc. (“Advance”) where he is responsible for Advance’s store operations and Do-it-Yourself and Commercial businesses. Prior to assuming his current role, Mr. Wade was an Executive Vice President responsible for, among other things, accelerating the growth of Advance’s Commercial business. In his 17 years with Advance, he has served in various key senior executive positions as the company has grown from approximately 300 store locations to more than 3,600 today. Before joining Advance, Mr. Wade worked for S.H. Heironimus, Inc., a regional department store, as Vice President, Finance and Operations. Earlier in his career, Mr. Wade held positions with American Motor Inns, Inc. and KPMG LLP. Mr. Wade holds a B.S. in Accounting from Virginia Tech and is a Certified Public Accountant.

Jeffrey W. Griffiths, Chief Executive Officer, commented, “We are excited and pleased to welcome Jim to our Board of Directors. We look forward to drawing on the knowledge and skills that he has developed through his years as a business leader. We believe his broad and extensive experience with a growing retail company will be an asset to our Board as the Company continues to expand its operations.”

About Lumber Liquidators

With over 250 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators low priced product, much of which is in-stock and ready for delivery.

Named one of Forbes’ 100 Most Trustworthy Companies of 2010, the Company’s quality products—such as Bellawood Prefinished Hardwood and Morning Star Bamboo—regularly appear on popular television shows, such as Extreme Makeover: Home Edition and HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

For further information contact:

Lumber Liquidators
Daniel Terrell/Ashleigh McDermott
Tel: (757) 566-7512